Exhibit 99.18

CONSENT OF GERALD CONNAUGHTON

In connection with Imperial Metals Corporation’s (the “Company”) Registration Statement on Form F-7 (the “Form F-7”) being filed with the United States Securities and Exchange Commission, I consent to the references of my name and to the use of information of a scientific or technical nature attributed to me in the Company’s Annual Information Form dated March 29, 2017 for the year ended December 31, 2016 being incorporated by reference and filed with the Form F-7.

DATED: November 21, 2017

/s/ Gerald R. Connaughton
Gerald R. Connaughton